Exhibit 99.1

Quantum Cyber Strengthens Balance Sheet with Over $15 Million in Aggregate Financing; Cap Table is Debt-Free

Net Proceeds to Fund R&D Expansion, Commercialization Team Build-Out, and Strategic Acquisitions, Including Finalization of Existing Pipeline Deals, Across the Company’s Autonomous Defense Platform;

Current Shares Outstanding: 22,767,254

WEST PALM BEACH, Florida, May 26, 2026 -- Quantum Cyber N.V. (Nasdaq: QUCY) (“Quantum Cyber” or the “Company”), a Nasdaq-listed autonomous defense technology company assembling an AI-powered System-of-Systems platform for drone warfare, counter-UAS, and border security applications, today announced that warrant holders have fully exercised outstanding warrants, resulting in gross proceeds of over $15,000,000 to the Company. The funds have been received and are currently held on the Company’s balance sheet.

As a result of the completed warrant exercises, Quantum Cyber’s capital structure no longer includes any exercisable warrants and is debt-free. The Company has satisfied and extinguished all outstanding debt obligations, and its capitalization table carries no remaining debt instruments. Management believes this represents a material strengthening of the Company’s financial foundation as it executes its growth strategy. The Company’s current outstanding shares are 22,767,254 as of the date of this release.

The Company intends to deploy the net proceeds toward the expansion of its research and development capabilities, the build-out of its commercialization team, and the execution of its strategic acquisition pipeline, including the finalization of existing deals currently in progress, and for general corporate purposes. These investments are focused on accelerating the Company’s System-of-Systems platform across drone warfare, counter-UAS, autonomous naval mine countermeasures, EMP-hardened drone components, and anti-drone ammunition. Management views these priorities as directly aligned with the U.S. Department of Defense’s FY2027 budget priorities, which include approximately $55 billion in drone and autonomous warfare procurement, and the counter-UAS market projected to grow from $3.1 billion to $10.6 billion by 2030 at a 27.2% CAGR (Grand View Research, 2025).

Bill Caragol, Chief Financial Officer, said: “With $15 million in proceeds received from the warrant exercises, all debt obligations retired, and a clean capital structure, we have the financial discipline and runway to execute on our acquisition and technology licensing pipeline. We believe that this positions Quantum Cyber to move decisively on the opportunities in front of us.”

About Quantum Cyber N.V.

Quantum Cyber N.V. (Nasdaq: QUCY) is assembling an AI-powered, quantum-accelerated System-of-Systems autonomous defense platform that integrates drone warfare, counter-UAS, autonomous naval mine countermeasures, EMP shielding, anti-drone ammunition, command-and-control, and quantum antenna applications under a single Nasdaq-listed company. The Company acquires, licenses, and develops combat-proven autonomous technologies, deploying them as a coordinated, multi-domain portfolio across air, land, and sea. For more information, visit www.quantum-cyber.ai.

Forward-Looking Statements

Certain statements made in this press release are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements reflect the current analysis of existing information and are subject to various risks and uncertainties. Due to known and unknown risks, actual results may differ materially from the Company’s expectations or projections. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: (i) the failure to successfully deploy proceeds toward anticipated R&D and commercialization objectives; (ii) changes in applicable laws or regulations; (iii) an inability to successfully execute on the Company’s acquisition and technology pipeline; and (iv) other risks and uncertainties discussed from time to time in other reports and other public filings with the Securities and Exchange Commission (the “SEC”) by the Company. Additional information concerning these and other factors may be found in the Company’s filings with the SEC, including but not limited to its annual report on Form 10-K filed on March 31, 2026, quarterly report on Form 10-Q for the quarter ended March 31, 2026, filed on May 15, 2026, and current report on Form 8-K filed on May 26, 2026. The Company’s SEC filings are available publicly on the SEC’s website at www.sec.gov. Any forward-looking statement made in this press release speaks only as of the date on which it is made. The Company undertakes no obligation to publicly update any forward-looking statement, except as required by law.

Investor Relations Contact:

Arx Investor Relations
North American Equities Desk
qucy@arxhq.com